Exhibit 99.1

Health Benefits Direct Corporation Announces Acquisition of Insurance Specialist Group

DEERFIELD BEACH, Fla.--(PR NEWS WIRE) — April 6, 2006—Health Benefits Direct Corporation (OTC BB: HBDT), a leading provider of direct marketing health and life insurance products, primarily utilizing the Internet, today announced the purchase of Insurance Specialist Group Inc. (ISG), a privately held corporation located in Boca Raton, Florida for approximately $4.6 million in cash and stock. The acquisition expands Health Benefits Direct’s operations, the number of licensed insurance agents, relationships with additional insurance companies and additional top flight insurance personnel.

The Insurance Specialist Group specializes in selling health and life insurance to individuals. Since its inception, ISG has sold over $150 million in the health insurance industry alone. Insurance Specialist Group has relationships with top-rated insurance carriers across the country. Ivan Spinner, the President of Insurance Specialist Group, will join Health Benefits Direct and will be in charge of increasing the Company’s endorsed marketing programs.

"We are excited by the addition of Insurance Specialist Group and look forward to working with Ivan Spinner to continue to provide individual medical health insurance products to consumers," stated Scott Frohman, Chief Executive Officer of Health Benefits Direct. "We intend to expand the breadth of consumers we can reach and this acquisition provides us with greater resources to strengthen our position in the marketplace and increase our revenue base. Ivan has been very influential in the selling of insurance over the telephone in the past 10 years and has excellent experience in endorsed marketing. His knowledge of the industry and his relationships with major insurance carriers should allow for a smooth transition and we look forward to building Health Benefits Direct into the premier seller of individual health insurance.”

Ivan Spinner, commented, “I am extremely pleased to be joining Health Benefits Direct and working with them to revolutionize the way insurance is purchased. Health Benefits Direct’s cutting edge technology and seamless process should allow ISG’s current distribution of medical insurance products to dramatically grow as the demand for individual health and life insurance continues to grow. ISG’s agents and extensive insurance industry relationships will greatly benefit from our new affiliation with Health Benefits Direct and we look forward to contributing to the growth of the Company.”

About Health Benefits Direct Corporation

Health Benefits Direct Corporation (OTC BB: HBDT) operates an online insurance marketplace that enables consumers to shop online for individual health and life insurance and obtain insurance company-sponsored quotes for such coverage from licensed agents/employees. Health Benefits Direct is seeking to expand its ownership and operation of Internet-based insurance marketing companies, internally and through acquisitions.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Factors that may cause such a material difference include but are not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government regulation, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net

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